Exhibit 10.2

SECOND AMENDMENT TO LEASE AGREEMENT

This  SECOND  AMENDMENT  TO  LEASE  AGREEMENT   entered  into this   10  day of   July  , 2013  (the  "Second  Amendment"),   by  and  between   HIGHWOODS  REALTY

LIMITED PARTNERSHIP, a North Carolina limited partnership ("Landlord"), and ICON CLINICAL RESEARCH, INC., a Pennsylvania corporation ("Tenant").

WITNESSETH:

WHEREAS, Tenant and Landlord entered into that certain Office Lease dated February 17, 2003 (the "Original Lease"), as amended by that certain First Amendment to Lease Agreement dated October 22, 2009 (the "First Amendment") (the Original Lease and First Amendment hereinafter collectively referred to as the "Lease"), for space containing approximately 54,594 rentable square feet (the "Existing Premises"), comprising the entire fourth and fifth floors of the Seven Springs I Building (the "Building"), located at 320 Seven Springs Way, Brentwood, Tennessee; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth.

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Downsize of Existing Premises. Effective as of January 1, 2014, Tenant shall vacate and surrender to Landlord part of the fourth floor portion of the Existing Premises, comprising 10,028 rentable square feet (the "Give Back Space"). Effective on January 1, 2014: (a) all references in the Lease to the "Premises" shall be amended to include only the fifth floor portion of the Existing Premises and the remaining fourth floor portion of the Existing Premises (less the Give Back Space), comprising a total of 44,566 rentable square feet (the "Remaining Premises"); and (b) Landlord and Tenant shall be released of their obligations with respect to the Give Back Space that would otherwise accrue under the Lease on and after January 1, 2014, except for any indemnifications or other obligations under the Lease, such as Operating Expense reconciliations, that are intended to survive Tenant's surrender of the Give Back Space. Nothing in this provision shall be deemed to release either party of its obligations with respect to the Give Back Space that accrue prior to January 1, 2014.

2.
Surrender of Give Back Space. Prior to January 1, 2014, Tenant shall vacate the Give Back Space and remove all of Tenant's furniture, trade fixtures, equipment and other personal property from the Give Back Space and shall surrender the Give Back Space in good condition and repair, ordinary wear and tear and damage from casualty excepted. Notwithstanding any provision in the Lease to the contrary, Tenant shall not be obligated to remove from the Give Back Space any existing improvements that have been made to the Give Back Space, including, without limitation, server racks (without servers), supplemental air conditioning (Liebert unit), File System (including  pre-action panel and FM 200 system) and Support System; provided, however, Tenant, at its sole cost and expense, shall remove any and all data and telecommunications wiring and cabling that was installed by or on behalf of Tenant. Tenant hereby acknowledges that effective as of the date this Second Amendment is fully executed, subject to Section 11.b of the Original Lease, Landlord (a) shall have the right to enter the Give Back Space at all reasonable times to show the space to prospective third-party tenants and (b) shall have the right to enter into a lease for the Give Back Space with a third-party tenant commencing on or after January 1, 2014.

3.	Term. Section l .b of the Lease, entitled "Term", is hereby amended by extending the Term for an additional period of 75 months, commencing on July 1, 2018, and ending on September 30, 2024.

4.
Base  Rent.    Section  l.e of the Lease,  entitled  "Base Rent'',  shall  be  further  amended  to provide  that during the period  beginning  on January  1, 2014  and ending on September  30, 2024, Tenant  shall pay Base Rent for the Remaining Premises in monthly  installments  in accordance  with the  following rent schedule (which shall replace the existing rent schedules in the Lease effective January  1, 2014):

MONTHS	ANNUAL RENT PSF	MONTHLY RENT	PERIOD RENT
1/1/14 - 6/30/14	$26.00	$96,559.67	$579,358.02
7/1/14 - 6/30/15	$26.52	$98,490.86	$1,181,890.32
7/1/15 - 6/30/16	$27.05	$100,459.19	$1,205,510.28
7/1/16 - 6/30/17	$27.59	$102,464.66	$1,229,575.92
7/1/17 - 6/30/18	$28.14	$104,507.27	$1,254,087.24
7/1/18 - 6/30/19	$28.70	$106,587.02	$1,279,044.24
7/1/19 - 6/30/20	$29.28	$108,741.04	$1,304,892.48
7/1/20 - 6/30/21	$29.86	$110,895.06	$1,330,740.72
7/1/21 - 6/30/22	$30.46	$113,123.36	$1,357,480.32
7/1/22 - 6/30/23	$31.07	$115,388.80	$1,384,665.60
7/1/23 - 6/30/24	$31.69	$117,691.38	$1,412,296.56
7/1/24 - 9/30/24	$32.32	$120,031.09	$360,093.27

The above rent schedule does not include operating expense pass through adjustments to be computed annually in accordance with Section 5.d of the Lease, as amended herein.

5.	Additional Rent - Operating Expenses. Section 5.d of the Lease, entitled "Additional Rent - Operating Expenses'', shall be further amended as follows:

a.
Effective as of January 1, 2014, Tenant's Proportionate Share for the Remaining Premises shall be 34.38%, calculated by dividing the approximately 44,566 rentable square feet of the Remaining Premises by the approximately 129,629 rentable square feet of the Building.

b.
Effective as of July 1, 2018 and continuing thereafter through September 30, 2024, Tenant shall pay Tenant's Proportionate Share of increases in Operating Expenses above the actual Operating Expenses for the calendar year 2018. Prior to July 1, 2018, Tenant shall continue to pay Tenant's Proportionate Share of increases in Operating Expenses above the applicable Expense Stops currently set forth in the Lease.

Except as expressly amended herein, the provision of Section 5.d of the Lease shall remain in full force and effect.

6.
Tenant Allowance.  Effective on July 1, 2018, Landlord shall provide Tenant with an allowance of up to $99,428.87 ("Improvement Allowance") to be used for alterations and improvements in and to the Remaining Premises ("Tenant Improvements"), subject to the following terms and conditions:

a.
The Improvement Allowance shall be used to pay for the costs incurred by Landlord to perform the Tenant Improvements on Tenant's behalf, including, but not limited to, architectural and engineering fees, if any, and a construction supervision fee equal to 2% of the hard cost of the Tenant Improvements. If the cost of the Tenant Improvements is less than the maximum Improvement  Allowance,  Landlord  shall  retain  the  excess  amount.    If the  cost  of the Tenant

Improvements exceeds the Improvement Allowance, then  Landlord shall invoice Tenant for the overage, and Tenant shall reimburse Landlord for the overage amount within 10 business days after Tenant's receipt of Landlord's invoice and reasonable documentation to support the cost of the Tenant Improvements. All plans, drawings and specifications for the construction and completion of the Tenant Improvements shall be subject to the applicable terms and conditions set forth in the Lease and to Landlord's prior written approval, which shall not be unreasonably withheld; provided, however, that Landlord shall have sole and absolute discretion to grant or deny its approval to any proposed improvements or alterations that would (i) create an unreasonable burden on the load bearing capability of the floor or otherwise affect any structural elements of the Building and/or Premises; (ii) modify or  interfere  with  any  Building  systems (such as the HVAC system); or (iii) be visible from outside the Premises. Notwithstanding any provision herein to the contrary, except as resulting from Landlord's delays in connection with Tenant Improvements or delays resulting from force  majeure,  the  Improvement  Allowance  is only available for Tenant's use until December 31, 2019. Any portion of the Improvement Allowance not used by December 31, 2019 shall be deemed forfeited by Tenant and shall no longer be available for Tenant's use. No portion of the Improvement Allowance may be used for the purchase of furniture or other personal  property; provided, however, Tenant may apply any unused portion of the Improvement Allowance as a credit against Tenant's Base Rent obligations under the Lease as long as Tenant notifies Landlord of Tenant's election to do so on or before December 31, 2019.

b.
Notwithstanding the foregoing, Tenant may use its own contractor to perform any alterations approved by Landlord, provided that: (i) the contractor is properly insured and bonded and holds a valid license in the State of Tennessee; (ii) the contractor is reputable and meets  with Landlord's prior written approval, which shall not be unreasonably withheld; and (iii) all work performed by the contractor is subject to Landlord's  inspection  and  reasonable  approval.  If Tenant uses its own contractor to perform the Tenant Improvements, Landlord shall not be obligated to pay Tenant the Improvement Allowance until Landlord receives the following from Tenant: (A) copies of paid invoices evidencing that Tenant has spent an amount at least equal to the portion of the Improvement Allowance requested by Tenant; and (B) final releases of lien from all contractors, subcontractors and materialmen performing any work or providing any materials for the Tenant Improvements, and from any lienors giving notice required under  law. Regardless of whether Tenant uses its own contractor to construct the Tenant Improvements or elects to have Landlord contract for the completion of the Tenant Improvements, Tenant shall pay Landlord the 2% construction supervision fee referenced above.

c.
Tenant, at its election, may have the Tenant Improvements completed at any time prior to July 1, 2018; provided, however, Landlord shall have no obligation to make the Improvement Allowance available to reimburse Tenant for the cost of the Tenant Improvements prior to July 1, 2018.

7.
Renewal Options. Tenant shall retain its  two remaining  5-year  Renewal  Options,  subject  to  the provisions of Section 30 of the Original Lease; provided, however, this Renewal Option shall not include the Give Back Space.

8.	Right to Lease. Section 31 of the Original Lease (as previously amended), entitled "Expansion Options of Tenant", is hereby deleted in its entirety and replaced with the following:

"From and after July 1, 2014, Landlord grants Tenant a right to lease (the "Right to Lease") the Give Back Space on the following basis:

i.      If Landlord does not lease the Give Back Space to a third party prior to July l, 2014, then following receipt of Landlord's written notice indicating that the Give Back Space remains available for lease ("Landlord's Offer Notice"), Tenant shall have 5 days within which to give Landlord its  notice of its election to exercise its Right to Lease as to the Give Back Space ("Tenant's Acceptance Notice"). In order to exercise its Right to Lease, Tenant must lease all of the Give Back Space and not only a portion thereof. Additionally, if Landlord's Offer Notice states that Landlord is negotiating with a third party for space which is greater than but includes the Give Back Space, then to exercise the Right to Lease, Tenant must lease the entire space offered by Landlord and not only a portion thereof. For purposes of this provision, the space described in Landlord's Offer Notice, which shall include, at a minimum, the Give Back Space, hereinafter shall be referred to as the "Offered Space". If Tenant does not timely deliver Tenant's Acceptance Notice to Landlord, it will be conclusively presumed that Tenant has forever waived its Right to Lease, and Tenant will have no further rights to the Offered Space.

ii.      The Offered Space will be offered to Tenant for a term coterminous with the Term and upon the provisions and at the Base Rent rate Landlord would lease the Offered Space to third parties. After exercise of the Right to Lease, the parties will execute an amendment to the Lease evidencing the addition of the Offered Space to the Lease. Unless expressly waived by Landlord, Tenant's Right to Lease is conditioned on: (a) Tenant not being in default under the Lease at the time of exercise of the Right to Lease or on the date that Tenant's occupancy of the Offered Space is scheduled to commence; (b) Tenant not having vacated or subleased  more than 25% of the Premises or assigned its interest in the Lease at the time it exercises the Right to Lease or on the date that Tenant's occupancy of the Offered Space is scheduled to commence; (c)  Tenant's financial condition not having materially adversely changed  since the  Effective  Date; and (d) there being at least three years remaining in the Term. Notwithstanding the foregoing, if there is less than three years remaining in the Term but the Right to Lease would otherwise be available to Tenant and an option to extend the Term is available to Tenant hereunder, Tenant may exercise the Right to Lease provided Tenant simultaneously exercises its option to extend the Term of the Lease. Tenant's rights pursuant to this Section are personal to Icon Clinical Research, Inc.; and, upon an assignment of the Lease by Icon Clinical Research, Inc. (other than to an  assignee permitted pursuant to Section 17 without Landlord's consent), this Section shall be null and void. Furthermore, Tenant's rights hereunder  shall forever terminate and expire following a relocation of Tenant to Substitute Premises in a building other than the Building or if the Premises are downsized below the square footage leased by Tenant as of the Commencement Date.

iii.      Tenant only has the Right to Lease the Give Back Space if the Give Back Space is vacant and available. Tenant shall not have the Right to Lease the Give Back Space upon the renewal or extension of an existing lease for the Give Back Space, even if the lease being extended or renewed does not contain an extension or renewal right.

9.
Guaranty. Effective as of the date of this Second Amendment, that certain Guaranty of Lease, dated February 11, 2003, given by ICON plc in favor of Landlord, is void and of no further force or effect, and ICON plc shall have no further obligation to Landlord with respect to such Guaranty of Lease.

10.
 Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate broker, finder or other person with respect to this Second Amendment, the downsize of the Existing Premises and the extension of the Lease except for DTZ, a UGL Company ("Tenant's Broker"), whose address is 4208 Six Forks Road, Suite 918, Raleigh, North Carolina 27609. Tenant shall indemnify, defend and hold harmless Landlord from and against any claims, damages, expenses and liabilities arising from Tenant's breach of this representation and warranty. Landlord hereby represents and warrants to Tenant that Landlord has not dealt with any real estate broker, finder or other person with respect to this Second Amendment, the downsize of the Existing Premises and the extension of the Lease except for Highwoods Properties, Inc., whose address is 3322 West End Avenue, Suite 600, Nashville, Tennessee 37203. Landlord shall indemnify, defend and hold harmless  Tenant  from  and against  any claims, damages, expenses and liabilities arising from Landlord's breach of this representation and warranty. Landlord shall pay Tenant's Broker a commission in connection with this Second Amendment pursuant to a separate agreement.

11.
Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this Second Amendment, the Lease shall remain in full force and effect. If anything contained in this Second Amendment conflicts with  any terms  of  the  Lease,  then  the  terms  of this  Second  Amendment  shall  govern  and  any conflicting terms in the Lease shall be deemed deleted in their entirety.

12.
Tenant Acknowledgment. Tenant acknowledges that Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

ICON CLINICAL RESEARCH, INC.
a Pennsylvania corporation

By: /s/ Stephen Cutler

Printed Name: Stephen Cutler

Title: President

Date: 03 July 2013

Landlord:
HIGHWOODS REALTY LIMITED PARTNERSHIP
a North Carolina limited partnership

By:	Highwoods Properties, Inc., a Maryland corporation, its sole General Partner

By: /s/ W. Brian Reames

Printed Name: W. Brian Reames

Title: Senior Vice President - Regional Manager

Date: 7-10-13